EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES THIRD QUARTER 2023 RESULTS AND DIVIDEND INCREASE
•Increasing quarterly dividend to $0.40 per share in the fourth quarter.
•Net Income of $158 million, Diluted Earnings Per Share of $1.09, Adjusted EBITDA of $283 million, cash provided by operating activities of $139 million, and Free Cash Flow of $40 million.
•Full Year 2023 guidance for Adjusted EBITDA range now $775 to $825 million, the top half of the previous range.

SUGAR LAND, TEXAS, October 31, 2023 - Noble Corporation plc (NYSE: NE, CSE: NOBLE, “Noble”, or the “Company”) today reported third quarter 2023 results.

	Three Months Ended
(in millions, except per share amounts)	September 30, 2023	September 30, 2022	June 30, 2023
Total Revenue	$697	$306	$639
Contract Drilling Services Revenue	671	289	606
Net Income (Loss)	158	34	66
Adjusted EBITDA*	283	97	188
Adjusted Net Income (Loss)*	127	41	56
Basic Earnings (Loss) Per Share	1.14	0.48	0.48
Diluted Earnings (Loss) Per Share	1.09	0.41	0.45
Adjusted Diluted Earnings (Loss) Per Share*	0.87	0.50	0.38

* A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release.
Robert W. Eifler, President and Chief Executive Officer of Noble Corporation plc, stated “Our third quarter results reflect continued strong operational and financial performance and demonstrate the power of the Noble – Maersk Drilling combination where synergy progress and integration are ahead of schedule. We recently celebrated the one-year anniversary of the combination and I’d like to extend a special thank you to our employees around the world who have been so critical to the success of the integration which has exceeded all expectations. We remain optimistic about expanding free cash flow potential for Noble in the years ahead. To that end, we are pleased to be able to raise our quarterly dividend to $0.40 per share in the fourth quarter.”

Third Quarter Results
Contract drilling services revenue for the third quarter of 2023 totaled $671 million compared to $606 million in the second quarter, with the sequential increase driven by both higher average dayrates and utilization. Marketed fleet utilization was 78% in the three months ended September 30, 2023, compared to 76% in the previous quarter. Contract drilling services costs for the third quarter were $354 million, a slight decrease versus $363 million the second quarter due to lower repair and maintenance expense. Net income increased to $158 million in the third quarter, up from $66 million in the second quarter, and Adjusted EBITDA increased to $283 million in the third quarter, up from $188 million in the second quarter. Net cash provided by operating activities in the third quarter was $139 million, capital expenditures were $99 million, and free cash flow (non-GAAP) was $40 million.

Quarterly Dividend Increase
Noble’s Board of Directors approved an increase of the quarterly interim dividend to $0.40 per share in the fourth quarter of 2023. This dividend is to be payable on December 14th, 2023, to shareholders of record at close of business on November 15th, 2023. The Company intends to continue to pay dividends on a quarterly basis, and the fourth quarter dividend represents $1.60 on an annualized basis.

Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors, and may be modified as market conditions dictate.

Balance Sheet and Capital Allocation
The Company's balance sheet as of September 30, 2023, reflected total debt principal value of $600 million and cash (and cash equivalents) of $245 million. Share repurchases totaled $10 million during the third quarter, bringing 2023 year-to-date share repurchases to $80 million, following approximately $86 million of cash used for share repurchases during the fourth quarter of 2022 (including the mandatory purchase associated with the Maersk Drilling squeeze-out).

Operating Highlights and Backlog
Noble's marketed fleet of sixteen floaters was 92% contracted through the third quarter, compared with 90% in the prior quarter. Recontracting visibility for the marketed fleet continues to be promising, with leading edge dayrates for working tier 1 drillships in the mid to high $400,000s range, and with moderate utilization inefficiencies caused by gaps between programs and scheduled maintenance related downtime.

Utilization of Noble's thirteen marketed jackups was 61% in the third quarter, compared with 59% utilization during the second quarter. Contracting activity for the jackup fleet has picked up moderately from recent cyclical lows with leading edge fixtures for harsh rigs in the $130,000 to $150,000 range, while persisting soft demand in Norway continues to suppress utilization and dayrate potential for ultra-harsh jackups.

Subsequent to last quarter’s earnings press release, new contracts for Noble’s fleet with total contract value of approximately $240 million (including mobilization payments) include the following:

•Noble Valiant was awarded a six-month contract with LLOG in the U.S. Gulf of Mexico, expected to commence in January 2024 in direct continuation of the rig’s current contract. The dayrate for this contract is $470,000, excluding additional fees for the use of managed pressure drilling.

•Noble Regina Allen was awarded a three well (estimated 220 days) contract with TotalEnergies in Argentina. This contract, expected to commence in mid-2024, has an operating dayrate of $150,000 excluding additional fees for mobilization and demobilization.

•Noble Globetrotter I and Noble Globetrotter II have both received additional contract terms from existing customers, with combined additional backlog of approximately $56 million and 5 months, extending both rigs into mid Q1 2024.

•Noble Reacher was extended by 15 months with TotalEnergies in the North Sea via previously priced options (approximately flat with the current dayrate), extending the rig’s firm contracted period to mid-2025 with one year of priced option remaining.

•Noble Resilient was awarded a 120-day contract with Petrogas in the North Sea at a dayrate of $133,000. This contract is expected to commence in Q3 2024.

Noble's backlog as of October 31, 2023 stands at $4.7 billion.

Outlook
For the full year 2023, Noble is increasing guidance for total revenue to a range of $2.5 to $2.6 billion (previously $2.35 to $2.55 billion) and Adjusted EBITDA to a range of $775 to $825 million (previously $725 to $825 million). Full year 2023 guidance for capital expenditures (net of reimbursable capex) remains unchanged at a range of $325 to $365 million.

Commenting on Noble’s outlook, Mr. Eifler stated, “Strong year-to-date operational and financial performance has enabled us to increase full year guidance and the quarterly dividend. Our outlook for a sustained long-term up-cycle remains well supported by macro factors and customer dialogue. While moderately lower financial results are expected over the next two quarters due to contract sequencing and scheduled downtime, we continue to expect a nice step up in 2024 compared to 2023.”

Due to the forward-looking nature of Adjusted EBITDA, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2023 GAAP financial results.
Conference Call
Noble will host a conference call related to its third quarter 2023 results on Wednesday, November 1st, 2023, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 929-203-0901 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the scheduled call.
For additional information, visit www.noblecorp.com or email investors@noblecorp.com.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6507
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Dividend Details
Dividends payable to Noble shareholders will generally be paid in U.S. dollars (USD). However, holders of shares in the form of share entitlements admitted to trading on NASDAQ Copenhagen will receive an equivalent dividend payment in Danish krone (DKK) as determined by the exchange rate on a specified date. The holders of such share entitlements bear the risk of fluctuations in USD and DKK exchange rates.

Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including those regarding future guidance, including revenue, adjusted EBITDA, the offshore drilling market and demand fundamentals, realization and timing of integration synergies, related costs to achieve, new technology and software platforms, free cash flow expectations, capital expenditure, capital allocation expectations including planned dividend and share repurchases, contract backlog, rig demand, expected future contracts, anticipated contract start dates, dayrates and duration, fleet condition and utilization, 2023 and 2024 financial guidance, business, financial performance and position and our plans, objectives, expectations and intentions related to the Noble-Maersk merger. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “target,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend will be declared or continued.

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating revenues
Contract drilling services	$671,004	$289,494	$1,852,474	$746,992
Reimbursables and other	26,446	16,378	93,565	44,263
	697,450	305,872	1,946,039	791,255
Operating costs and expenses
Contract drilling services	354,199	186,482	1,078,521	530,710
Reimbursables	16,682	13,284	67,484	37,095
Depreciation and amortization	77,146	24,868	218,412	77,109
General and administrative	33,039	18,089	95,428	52,300
Merger and integration costs	12,966	9,338	47,049	27,916
(Gain) loss on sale of operating assets, net	—	354	—	(3,105)
Hurricane losses and (recoveries), net	2,642	1,896	22,120	4,701
	496,674	254,311	1,529,014	726,726
Operating income (loss)	200,776	51,561	417,025	64,529
Other income (expense)
Interest expense, net of amounts capitalized	(13,005)	(7,943)	(44,539)	(23,338)
Gain on bargain purchase	5,005	—	5,005	—
Gain (loss) on extinguishment of debt, net	—	(196)	(26,397)	(196)
Interest income and other, net	17,206	3,235	16,292	4,766
Income (loss) before income taxes	209,982	46,657	367,386	45,761
Income tax benefit (provision)	(51,659)	(13,072)	(35,184)	(11,775)
Net income (loss)	$158,323	$33,585	$332,202	$33,986
Per share data
Basic:
Net income (loss)	$1.14	$0.48	$2.42	$0.49
Diluted:
Net income (loss)	$1.09	$0.41	$2.29	$0.42

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$244,792	$476,206
Accounts receivable, net	638,746	468,802
Prepaid expenses and other current assets	147,912	106,782
Total current assets	1,031,450	1,051,790
Intangible assets	11,341	34,372
Property and equipment, at cost	4,413,310	4,163,205
Accumulated depreciation	(399,005)	(181,904)
Property and equipment, net	4,014,305	3,981,301
Goodwill	—	26,016
Other assets	211,820	141,385
Total assets	$5,268,916	$5,234,864
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$159,715
Accounts payable	281,266	290,690
Accrued payroll and related costs	88,953	76,185
Other current liabilities	145,610	140,508
Total current liabilities	515,829	667,098
Long-term debt	585,791	513,055
Other liabilities	270,984	265,743
Noncurrent contract liabilities	63,312	181,883
Total liabilities	1,435,916	1,627,779
Commitments and contingencies
Total shareholders’ equity	3,833,000	3,607,085
Total liabilities and equity	$5,268,916	$5,234,864

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$332,202	$33,986
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	218,412	77,109
Amortization of intangible assets and contract liabilities, net	(95,540)	36,525
Gain on bargain purchase	(5,005)	—
(Gain) loss on extinguishment of debt, net	26,397	196
(Gain) loss on sale of operating assets, net	—	(6,767)
Changes in components of working capital and other operating activities	(189,618)	(31,243)
Net cash provided by (used in) operating activities	286,848	109,806
Cash flows from investing activities
Capital expenditures	(268,131)	(109,235)
Proceeds from disposal of assets, net	—	15,756
Net cash provided by (used in) investing activities	(268,131)	(93,479)
Cash flows from financing activities
Issuance of senior notes	600,000	—
Borrowings on credit facilities	—	220,000
Repayments of debt	(673,411)	(1,828)
Debt extinguishment costs	(25,697)	—
Debt issuance costs	(24,914)	—
Share repurchases	(80,000)	—
Dividend payments	(42,369)	—
Other financing activities	(8,456)	(4,142)
Net cash provided by (used in) financing activities	(254,847)	214,030
Net increase (decrease) in cash, cash equivalents and restricted cash	(236,130)	230,357
Cash, cash equivalents and restricted cash, beginning of period	485,707	196,722
Cash, cash equivalents and restricted cash, end of period	$249,577	$427,079

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Floaters	77%	76%	78%
Jackups	64%	62%	82%
Total	72%	70%	80%

	Operating Days
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Floaters	1,348	1,305	792
Jackups	824	786	606
Total	2,172	2,091	1,398

	Average Dayrates
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Floaters	$403,813	$363,167	$285,362
Jackups	140,775	128,885	118,209
Total	$304,040	$275,066	$212,958

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following tables presents the computation of basic and diluted income (loss) per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net income (loss)	$158,323	$33,585	$332,202	$33,986
Denominator:
Weighted average shares outstanding - basic	139,400	70,318	137,478	69,260
Dilutive effect of share-based awards	3,204	3,388	3,204	3,388
Dilutive effect of warrants	3,117	8,220	4,339	8,718
Weighted average shares outstanding - diluted	145,721	81,926	145,021	81,366
Per share data
Basic:
Net income (loss)	$1.14	$0.48	$2.42	$0.49
Diluted:
Net income (loss)	$1.09	$0.41	$2.29	$0.42

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure.
In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on October 31, 2023, are appropriate measures of the continuing and normal operations of the Company:
(i)In the second and third quarter of 2023 and the third quarter of 2022, merger and integration costs; hurricane losses and (recoveries), net; intangible contract amortization, and discrete tax items.
(ii)The third quarter of 2023 includes a gain on bargain purchase and joint taxation scheme compensation.
(iii)The second quarter of 2023 and the third quarter of 2022 included a (gain) loss on extinguishment of debt, net.
(iv)In addition, the third quarter of 2022 included (gain) loss on sale of operating assets, net and professional services costs related to corporate initiatives.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended September 30,		Three Months Ended
	2023	2022	June 30, 2023
Net income (loss)	$158,323	$33,585	$65,816
Income tax (benefit) provision	51,659	13,072	(671)
Interest expense, net of amounts capitalized	13,005	7,943	14,662
Interest income and other, net	(17,206)	(3,235)	2,940
Depreciation and amortization	77,146	24,868	71,324
Amortization of intangible assets and contract liabilities, net	(10,803)	8,170	(31,009)
Gain on bargain purchase	(5,005)	—	—
(Gain) loss on extinguishment of debt, net	—	196	26,397
Professional services - corporate projects	—	400	—
Merger and integration costs	12,966	9,338	22,452
(Gain) loss on sale of operating assets, net	—	354	—
Hurricane losses and (recoveries), net	2,642	1,896	15,934
Adjusted EBITDA	$282,727	$96,587	$187,845

Reconciliation of Income Tax Benefit (Provision)
	Three Months Ended September 30,		Three Months Ended
	2023	2022	June 30, 2023
Income tax benefit (provision)	$(51,659)	$(13,072)	$671
Adjustments
Amortization of intangible assets and contract liabilities, net	6,079	(1,716)	3,747
Joint taxation scheme compensation	(1,981)	—	—
Hurricane losses and (recoveries), net	—	(398)	—
Discrete tax items	(17,088)	(10,628)	(47,601)
Total Adjustments	(12,990)	(12,742)	(43,854)
Adjusted income tax benefit (provision)	$(64,649)	$(25,814)	$(43,183)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Net Income (Loss)
	Three Months Ended September 30,		Three Months Ended
	2023	2022	June 30, 2023
Net income (loss)	$158,323	$33,585	$65,816
Adjustments
Amortization of intangible assets and contract liabilities, net	(4,724)	6,454	(27,262)
Joint taxation scheme compensation	(19,837)	—	—
Gain on bargain purchase	(5,005)	—	—
Professional services - corporate projects	—	400	—
Merger and integration costs	12,966	9,338	22,452
(Gain) loss on sale of operating assets, net	—	354	—
Hurricane losses and (recoveries), net	2,642	1,498	15,934
(Gain) loss on extinguishment of debt, net	—	196	26,397
Discrete tax items	(17,088)	(10,628)	(47,601)
Total Adjustments	(31,046)	7,612	(10,080)
Adjusted net income (loss)	$127,277	$41,197	$55,736

Reconciliation of Diluted EPS
	Three Months Ended September 30,		Three Months Ended
	2023	2022	June 30, 2023
Unadjusted diluted EPS	$1.09	$0.41	$0.45
Adjustments
Amortization of intangible assets and contract liabilities, net	(0.03)	0.08	(0.19)
Joint taxation scheme compensation	(0.14)	—	—
Gain on bargain purchase	(0.03)	—	—
Professional services - corporate projects	—	—	—
Merger and integration costs	0.08	0.12	0.15
(Gain) loss on sale of operating assets, net	—	—	—
Hurricane losses and (recoveries), net	0.02	0.02	0.11
(Gain) loss on extinguishment of debt, net	—	—	0.18
Discrete tax items	(0.12)	(0.13)	(0.32)
Total Adjustments	(0.22)	0.09	(0.07)
Adjusted diluted EPS	$0.87	$0.50	$0.38

Reconciliation of Free Cash Flow
	Three Months Ended September 30,		Three Months Ended
	2023	2022	June 30, 2023
Net cash provided by (used in) operating activities	$138,768	$73,507	$211,160
Capital expenditures	(98,601)	(29,710)	(106,796)
Free cash flow	$40,167	$43,797	$104,364